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                                                                   EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Datamedic Holding Corp. and Subsidiaries:



We consent to the incorporation by reference in the registration statement on Post-Effective Amendment No. 1 to Form S-4 of InfoCure Corporation of our report dated May 25, 1999, with respect to the consolidated balance sheets of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the Form 10-K of InfoCure Corporation dated December 31, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.



                                                  KPMG LLP

Melville, New York

June 26, 2000